AMENDMENT NO. 1 TO LICENSING AGREEMENTS
     This Amendment No.1 dated as of September 30, 1997 to those certain Licensing Agreements (this "Amendment"), dated as of March 31, 1995, by and between EMBRYO DEVELOPMENT CORPORATION, a
Delaware corporation (the "Company" or "Licensee"), and LLOYD A. MARKS, M.D. (the "Licensor").

                     W I T N E S S E T H :
                     =====================

     WHEREAS, the Company and the Licensor have entered into six (6) Licensing Agreements, each dated as of March 31, 1995 (the "Licensing Agreements"), whereby the Licensor has licensed the exclusive rights to develop, manufacture and sell six (6) medical devices (including, the Multiple Cuff Blood Pressure System; Adjustable Blood Pressure Cuff and Method of Using Same; Adjustable Blood Pressure Cuff and Method of Measuring Blood Pressure; Multi-Function Fluid Communication Control System and Fluid Communication Manifold and Control System; SmartMonitor; and Stereoscopic Fluoroscopy Apparatus and Method of Producing Stereoscopic X-Ray Images, the
 "Inventions"); and

     WHEREAS, the Company and the Licensor desire to amend the Licensing Agreements to effect the changes provided for herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Effective as of the date hereof, the Licensing Agreements are hereby amended by extending the date upon which the first "Minimum Payment Obligation," as that term is defined in the Licensing Agreements, to March 31, 1998.

     2. In consideration for extending the date upon which the first Minimum Payment Obligation is due, the Company hereby agrees to increase the amount owed pursuant to such first Minimum Payment Obligation from $25,000 per Licensing Agreement to $ 27,500 per Licensing Agreement, for an aggregate obligation of $165,000 which is due and payable to the Licensor on March 31, 1998.

     3. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

     4. Except as otherwise specifically set forth herein, all of the terms and provisions of the Licensing Agreements shall remain in full force and effect.


          IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                              EMBRYO DEVELOPMENT CORPORATION


                              By: /s/ Matthew Harriton
                                  ---------------------
                                    Name:Matthew Harriton
                                    Title:CEO


                                  /s/ Lloyd A. Marks
                                  ----------------------
                                 Lloyd A. Marks, M.D.